EXHIBIT 99.1

Animal Health International, Inc. Announces the Refinancing of Its Debt and Reports Its First Quarter of Fiscal 2011 Earnings

WESTLAKE, Texas, Nov. 15, 2010 (GLOBE NEWSWIRE) -- Animal Health International, Inc. (Nasdaq:AHII), a leading distributor of animal health products in the United States and Canada, today announced the refinancing of its term debt and an extension of its revolving credit facility through 2015. The Company also reported its financial results for the Company's first fiscal quarter, which ended September 30, 2010. Results include the following highlights.

Three Months Ended September 30, 2010

  Net sales increased 9.4%, to $176.5 million, compared to $161.3 million for the same period a year ago. The increase in net sales was primarily attributable to improving economics in the beef and dairy markets as well as continued growth in our veterinary business.
  Gross margins increased $1.4 million for the quarter, with $2.4 million due to higher sales volume partially offset by an unfavorable shift in product mix.
  Selling, General and Administrative (SG&A) expenses were 14.1% of sales in both periods. SG&A expenses increased $2.0 million from the same period last year largely due to increased sales. The remainder of the increase in SG&A expenses related to an increase in bad debt provision of $0.4 million as well as expenses associated with the acquisition of certain assets of a former competitor of $0.2 million.
  Net loss was $0.5 million, or $-0.02 per fully diluted share, compared to a loss of $0.7 million or $-0.03 loss per fully diluted share in last year's first quarter.
  Adjusted Earnings before interest, tax, depreciation and amortization (Adjusted EBITDA) decreased by $0.2 million to $3.2 million for the quarter, compared to $3.4 million last year.

Jim Robison, Chairman and Chief Executive Officer, stated, "We are encouraged by our sales growth and believe margins will strengthen during the year. Our confidence led us to hire 25 new sales and management employees during the quarter. We are on track with our facility expansion initiative and are pleased with the outcome of our refinancing. While the first quarter represents a slow start in earnings, we believe sales and earnings growth should be strong for the remainder of the year."

At September 30, 2010, the Company's availability under its revolving credit facility totaled $27.5 million, and the Company is in compliance with all of its financial covenants.

Debt Refinancing

On November 10, 2010, the Company successfully completed the refinancing of its term debt and an extension of its existing revolving credit facility. The amended revolver is a $130.0 million facility that matures on August 10, 2015. Outstanding borrowings under the amended revolver bear interest at rates based upon the Company's Leverage Ratio ranging from LIBOR plus 2.25% to LIBOR plus 3.00%. The New Term Note has a face amount of $43.0 million and matures on November 10, 2015. It bears interest at an annual rate equal to 14.25% payable as follows: (i) 12.25% per annum in cash in arrears, and (ii) 2.00% added automatically to the unpaid principal amount.  It is issued with an original issue discount of 2% of the face amount of the note.

Fiscal Year 2011 Guidance

The following statements are based on current information and the Company assumes no obligation to update them. These statements are forward-looking and inherently uncertain.

Management forecasts that our Adjusted EBITDA for the new fiscal year ending June 2011 will be in the range of $25 - $27 million. This guidance excludes any projections of future acquisitions.

Conference Call

The Company plans to host its investor conference call today at 10:00 a.m. Eastern Time to discuss these results and its business outlook.  You can access the conference call by dialing 877-407-9210. Participants will be required to register their name and company affiliation for the conference call.  Audio replay will be made available by accessing the Company's web site at www.ahii.com under the Investor Relations tab.

Use of Non-GAAP measures

Adjusted EBITDA represents net income (loss) before interest expense, income tax expense, depreciation and amortization, goodwill impairment, stock-based compensation expense, and acquisition costs. We present Adjusted EBITDA as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of fixed assets (affecting relative depreciation expense), the non-cash impact of stock-based compensation expenses and the impact of purchase accounting. Because Adjusted EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, we also use Adjusted EBITDA in measuring our performance relative to that of our competitors and in evaluating acquisition opportunities. Adjusted EBITDA is not a measurement of our financial performance under generally accepted accounting principles in the United States, or GAAP, and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity. We understand that although Adjusted EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements;
  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and
  Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

About Animal Health International, Inc.

Animal Health International, Inc., through its wholly owned subsidiaries, is engaged in the distribution of animal health products in the United States and Canada. The Company's subsidiaries distribute more than 40,000 products sourced from over 1,500 manufacturers to over 71,000 customers, including veterinarians, production animal operators, and animal health product retailers. Products the Company's subsidiaries distribute include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, sanitizers, pet foods, devices and supplies. The Company was founded in 1954, and has its corporate headquarters located in Westlake, Texas.

The Animal Health International logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3240

Safe Harbor for Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Animal Health International can give no assurance that expectations will be attained. Factors that could cause actual results to differ materially from our expectations include, but are not limited to, the current general economic conditions, our inability to maintain relationships with manufacturers, an adverse change in manufacturer rebates or our inability to meet applicable rebate targets, the outbreak of infectious disease within an animal population, the loss of products or delays in product availability from one or more manufacturers, the loss of key personnel, the consolidation among animal health product vendors, consolidation among our customers, currency exchange rates and other risks detailed in our filings with the Securities and Exchange Commission, including our 2010 Annual Report on Form 10-K, which was filed on September 10, 2010. Such forward-looking statements speak only as of the date of this press release. Animal Health International expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Animal Health International's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

ANIMAL HEALTH INTERNATIONAL, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three months ended September 30,
	2010	2009
Net sales	$ 176,475	$ 161,329
Direct cost of products sold	149,085	135,383
Gross Profit	27,390	25,946
Selling, general, and administrative expenses (including salary, wages, commission, and related benefits)	24,802	22,788
Depreciation and amortization	1,937	1,978
Operating income	651	1,180
Other income (expense):
Other income	141	134
Interest expense	(1,581)	(2,511)
Loss before income taxes	(789)	(1,197)
Income tax benefit	274	450
Net loss	$ (515)	$ (747)
Loss per share:
Basic	$ (0.02)	$ (0.03)
Diluted	$ (0.02)	$ (0.03)
Weighted average shares outstanding:
Basic	24,691	24,691
Diluted	24,691	24,691

ANIMAL HEALTH INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

Assets	September 30, 2010	June 30, 2010
Current assets:
Cash and cash equivalents	$ 2,215	$ 2,243
Accounts receivable, net	92,667	77,954
Merchandise inventories, net	115,378	99,545
Other current assets	5,679	5,097

Total current assets	215,939	184,839

Noncurrent assets:
Property, plant, and equipment, net	14,674	14,657
Goodwill and other intangible assets, net	121,446	122,391
Other noncurrent assets, net	2,741	3,044

Total assets	$ 354,800	$ 324,931

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$ 110,153	$ 94,705
Accrued liabilities	9,378	9,891
Current portion of long-term debt	434	129,339

Total current liabilities	119,965	233,935

Noncurrent liabilities:
Long-term debt, net of current portion	144,558	—
Other noncurrent liabilities	24,001	24,532

Total liabilities	288,524	258,467

Stockholders' equity	66,276	66,464
Total liabilities and stockholders' equity	$ 354,800	$ 324,931

ANIMAL HEALTH INTERNATIONAL, INC.
Adjusted EBITDA Reconciliation
(In thousands)
(Unaudited)

	Three months ended September 30,
	2010	2009
Net loss	$ (515)	$ (747)
Interest expense	1,581	2,511
Income tax benefit	(274)	(450)
Depreciation and amortization	1,937	1,978
Stock-based compensation	214	105
Acquisition costs	208	—
Adjusted EBITDA	$ 3,151	$ 3,397
CONTACT:  Animal Health International, Inc.
          William F. Lacey
          817-859-3000